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                                                                   Exhibit 99.95


                                PROMISSORY NOTE


Borrower:                    Cooper Industries, Inc.

Lender:                      CS Holdings International Inc.

Discount Rate:               6.05%

Discounted Net Proceeds:     USD 39,515,625.00

Face Value of Note:          USD 40,114,038.53

Advance Date:                08/27/97

Maturity Date:               11/25/97


For value received, Cooper Industries, Inc. promises to pay to the lender the face value of this note, being USD 40,114,038.53, on the maturity date, 25-Nov-97.



                                                   /s/ Alan J. Hill
                                                   ----------------------------
                                                   Alan J. Hill
                                                   Vice President and Treasurer
                                                   Cooper Industries, Inc.